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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF ALSTON & BIRD LLP]

                                 March 23, 2001

IRT Property Company
200 Galleria Parkway, N.W.
Suite 1400
Atlanta, Georgia  30339

     Ladies and Gentlemen:

         This opinion is given in connection with the public offering by IRT Property Company (the "Company") from time to time of up to $100,000,000 aggregate principal amount of Medium Term Notes unconditionally guaranteed by the Guarantors (as defined below) as to the payment of principal, premium, if any, and interest (the "Securities") pursuant to the terms of the Indenture, dated as of September 1998 with respect to Senior Debt Securities (as amended and supplemented, the "Indenture") and the Agency Agreement, dated as of March 23, 2001 (the "Agency Agreement"), by and among the Company, as issuer, and Credit Suisse First Boston Corporation and Wachovia Securities, Inc. (individually an "Agent" and collectively the "Agents"), and each of IRT Partners, L.P., a Georgia limited partnership ("IRT Partners"), IRT Capital Corporation II, a Georgia corporation ("IRTCCII"), IRT Management Company, a Georgia corporation ("IRT Management") and IRT Alabama, Inc., an Alabama corporation ("IRT Alabama," and, together with IRT Partners, IRTCCII and IRT Management, the "Guarantors"). The Securities have been registered under the Company's Registration Statement on Form S-3 (File No. 333-53638) which was declared effective on January 23, 2001 (the "Registration Statement"), and will be offered by the Prospectus (the "Base Prospectus") and the Prospectus Supplement (the "Prospectus Supplement"), which will be filed pursuant to SEC Rule 424(b) with respect to the Securities (collectively, such Prospectus Supplement and Base Prospectus are called the "Prospectus").

         As counsel to the Company, we have examined the relevant corporate and other documents incident to the giving of this opinion. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies. Based upon the foregoing, we are of the following opinion:

         The Medium Term Notes described in the Prospectus Supplement, when issued, sold and authenticated in accordance with the terms of the Indenture and the Agency Agreement will be duly authorized, legally issued, valid and binding obligations of the Company.

         We hereby consent to the incorporation by reference of this opinion into the Registration Statement. We further consent to the reference to our firm under the heading "Legal Opinions" in the Prospectus Supplement.

                                    Very truly yours,


                                    ALSTON & BIRD LLP

                                    /s/ RALPH F. MACDONALD, III
                                    ---------------------------
                                    Ralph F. MacDonald, III
                                          A Partner